Exhibit 99.1
For Additional Information:
Navarre Investor Relations
763-535-8333
ir@navarre.com
NAVARRE CORPORATION ANNOUNCES
THE CLOSURE OF ITS BCI OPERATION
MINNEAPOLIS, MN — December 17, 2008 — Navarre Corporation (Nasdaq: NAVR) announced today that BCI Eclipse Company, its wholly-owned subsidiary, will shut down its licensing operations in connection with the implementation of a restructuring plan. This restructuring will include a workforce reduction, a write down of assets and the incorporation of BCI’s exclusively distributed DVD business into the company’s distribution segment.
Cary Deacon, Navarre’s Chief Executive Officer, commented, “To deal with the effect of the recession, we are moving quickly to decrease expenses in all areas of our business. BCI’s operations have been unprofitable for the past two years. Although strides have been made this year to improve operating results, it has been mainly due to the strength of BCI’s exclusive distribution business. Rapidly changing conditions in the licensed and budget DVD markets during this holiday sales season have prompted us to make more fundamental changes. In response, we are closing BCI’s licensing unit in order to position our overall business for enhanced financial results upon the improvement of macro economic conditions.”
Deacon continued, “We continue to be very excited about the DVD content that will now be exclusively sold and marketed through Navarre Distribution Services. These changes will allow us to focus our efforts on growing the sales of the DVD content that is most appealing to our retail customers and consumers. Mr. Bob Freese will be the executive in charge of this restructuring and will be responsible for the smooth transition of our BCI distribution partners.”
The company indicated that its financial results for the fiscal 2009 third quarter, ending December 31, 2008, will include a significant charge related to the impairment of the carrying value of certain balance sheet assets and in connection with severance costs. This restructuring is expected to be substantially complete by the end of January 2009 and is a part of the company’s strategy to reduce its overall cost structure.
About Navarre Corporation
Navarre® Corporation (Nasdaq: NAVR) is a publisher and distributor of physical and digital home entertainment and multimedia products, including PC software, DVD video, video games and accessories. Navarre licenses and publishes home entertainment and multimedia content and has established distribution relationships with customers across a wide spectrum of retail channels. Navarre was founded in 1983 and is headquartered in New Hope, Minnesota. Additional information regarding Navarre can be found at www.navarre.com.